Exhibit 99.3

Management’s Report on the Effectiveness of

Internal Controls Over Financial Reporting

and Compliance with Designated Laws and Regulations

Management Report

Financial Statements

Management of People’s United Financial, Inc. (“People’s United Financial”) is responsible for the preparation, integrity and fair presentation of the published consolidated financial statements as of December 31, 2007 and for the year then ended. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, and include some amounts that are based on judgments and estimates of People’s United Financial’s management.

Internal Control Over Financial Reporting

Management of People’s United Financial is responsible for establishing and maintaining effective internal control over financial reporting presented in conformity with both accounting principles generally accepted in the United States of America and the Federal Financial Institutions Examination Council Instructions for Thrift Financial Reports (“Thrift Financial Report Instructions”). This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed People’s United Financial’s internal control over financial reporting presented in conformity with both accounting principles generally accepted in the United States of America and the Thrift Financial Report Instructions as of December 31, 2007. This assessment was based on criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2007, People’s United Financial maintained effective internal control over financial reporting presented in conformity with both accounting principles generally accepted in the United States of America and the Thrift Financial Report Instructions.

Compliance with Laws and Regulations

People’s United Financial’s management is also responsible for compliance with the federal and state laws and regulations concerning dividend restrictions, and the federal laws and regulations concerning loans to insiders, which have been designated by the Office of Thrift Supervision as safety and soundness laws and regulations for purposes of this Management Report.

Management assessed People’s United Financial’s compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that People’s United Financial complied, in all significant respects, with the designated laws and regulations relating to safety and soundness for the year ended December 31, 2007.

/s/ Philip R. Sherringham

Philip R. Sherringham

President, Chief Executive Officer

and Chief Financial Officer

February 28, 2008